Exhibit 107

Calculation of Filing Fee Tables
S-1
(Form Type)
Yield10 Bioscience, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to be Paid	Equity	Common Stock underlying warrants with an exercise price of $0.43 per share	457(c)	6,382,280 (2)	$0.26 (3)	$1,659,392.80	$0.00014760	$244.93	—	—	—	—
	Total Offering Amounts					$1,659,392.80		$244.93
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$244.93

(1)	Rounded up to the nearest cent.
(2)	Represents shares of our common stock offered by the selling shareholders issuable upon the exercise of warrants to purchase common stock issued to the selling stockholders in a private placement.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of the common stock of the registrant as reported on The Nasdaq Capital Market on April 23, 2024.